Exhibit 16.1

September 20, 2006

Securities and Exchange Commission

100 F. Street, N.E.

Washington, DC 20549

Re:	Veri-Tek International Corp.
File Ref No: 001-32401

Ladies and Gentlemen:

We have read the statements made by Veri-Tek International Corp. in Item 4.01 of Amendments No. 1 to the Current Report on Form 8-K/A filed with the Securities and Exchange Commission on September 20, 2006. We agree with the statements therein concerning our firm.

Very truly yours,

FREEDMAN & GOLDBERG, P.C.